Exhibit 3.5

NEXTNRG, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE NON-VOTING PREFERRED STOCK

NextNRG, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”) is authorized to issue 5,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, 513,000 shares of which are designated as Series A Preferred Stock, par value $0.0001 per share, none of which are outstanding, and 150,000 shares of which are designated as Series B Preferred Stock, par value $0.0001 per share, 140,000 of which are outstanding.

The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Corporation’s articles of incorporation (the “Articles of Incorporation”) provide for a class of its authorized stock known as “blank check” preferred stock, consisting of 5,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series (“Preferred Stock”);

WHEREAS, the Board of Directors is authorized from time to time to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid and upon advice of counsel, believes it advisable and in the best interests of the Corporation and its stockholders to fix the rights, preferences, restrictions and other matters relating to a new series of Preferred Stock, which shall consist of 3,000,000 shares of the Preferred Stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors, the Board of Directors hereby authorizes a new series of up to 3,000,000 shares of Preferred Stock designated as the Series C Convertible Non-Voting Preferred Stock, par value $0.0001 per share, having the voting powers, designations, preferences and relative participation and other rights and qualifications, limitations and restrictions follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale of shares of Common Stock that could result in a decrease in the net consideration received by the Corporation in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Conversion Amount” shall have the meaning set forth in Section 6(d)(i).

“Alternate Conversion Date” shall have the meaning set forth in Section 6(d)(i).

“Alternate Conversion Price” means the price which shall be the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 95% of the lowest daily VWAP of the Common Stock during the fifteen (15) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Notice of Conversion, provided, however, that from and after the occurrence and during the continuance of any Trigger Event or Mandatory Redemption Event, the reference to “95%” in clause (y) above shall be replaced with “80%”; provided further, that if a Holder has delivered a Reservation Notice and the shares of Common Stock subject to such Alternate Conversion include Reservation Shares, the Alternate Conversion Price for such Reservation Shares shall be the lower of (A) the applicable Reservation Conversion Price and (B) the Alternate Conversion Price.

“Alternate Conversion Floor Amount” means an amount, equal to the product obtained by multiplying (A) the VWAP of the Common Stock on the Trading Day immediately preceding the time that the Holder delivers the applicable Notice of Conversion and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Deadline with respect to such Alternate Conversion from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price without giving effect to clause (x) of such definition.

“Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors prior to or subsequent to the Original Designation Date hereof pursuant to which Common Stock and standard options to purchase shares of Common Stock may be issued to any employee, officer or director for services provided to the Corporation in their capacity as such.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including any funds, feeder funds or managed accounts, currently, or from time to time after the Original Designation Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation.

“Articles of Incorporation” means the Corporation’s amended and restated articles of incorporation as in effect on the date hereof, as it may be further amended and/or restated from time to time.

“Authorized Share Failure” shall have the meaning set forth Section 6(c)(iii).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Black Scholes Consideration Value” means the value of the applicable Option, Common Stock Equivalent or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. utilizing (i) an underlying price per share equal to the Official Closing Price on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance thereof, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term thereof as of the date of issuance, (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the “HVT” function on Bloomberg, L.P. (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance thereof.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(c)(ii).

“Buy-In Price” shall have the meaning set forth in Section 6(c)(ii).

“Buy-In Payment Amount” shall have the meaning set forth in Section 6(c)(ii). “Certificate of Designation” means this Certificate of Designation of preferences, rights and limitations of Series C Convertible Non-Voting Preferred Stock.

“Closing Bid Price” means, as of any date, the last closing bid price of the Common Stock on the Principal Market, as reported by the Reporting Service.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto

“Conversion Amount” means 105% of the sum of (i) the Stated Value at issue, (ii) all accrued and unpaid dividends and (iii) any other unpaid amounts payable by the Corporation to the Holder pursuant to the Transaction Documents through the Conversion Date.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Failure” shall have the meaning set forth in Section 6(c)(ii).

“Conversion Floor Price Condition” means, with respect to any date of determination, that the relevant Alternate Conversion Price is being (or, if a Notice of Conversion were delivered on such date, would be) determined based on clause (x) of clause (ii) of the definition thereof.

“Conversion Floor Price Deferral” means, solely with respect to any Alternate Conversion at a time a Conversion Floor Price Condition exists, the election by the Corporation, in lieu of delivering the applicable Alternate Conversion Floor Amount in cash, to defer such payment, in which case on the applicable Alternate Conversion Date the Stated Value of the remaining shares of Series C Preferred Stock of such Holder shall automatically increase, pro rata, by the applicable Alternate Conversion Floor Amount.

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Default Rate” means eighteen percent (18%), per annum.

“Dividend Conversion Price” means, with respect to any given Dividend Date, the price which shall be the lower of (i) the applicable Conversion Price as in effect on the applicable Dividend Date, and (ii) the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding such Dividend Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such period.

“Dividend Date” shall have the meaning set forth in Section 3.

“Eligible Market” means the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

“Equity Conditions” means, with respect to any given date of determination: (i) on each day during the period beginning twenty (20) Trading Days prior to such applicable date of determination and ending on and including such applicable date of determination either (x) one or more Registration Statements (as defined in the Registration Rights Agreement) filed pursuant to the Registration Rights Agreement (as defined in the Purchase Agreement) shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any Conversion Shares previously sold pursuant to such prospectus deemed unavailable) for the resale of all Conversion Shares to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed, as applicable, in the event requiring this determination at the Alternate Conversion Price then in effect (without regard to any limitations on conversion set forth herein)) (each, a “Required Minimum Securities Amount”), in each case, in accordance with the terms of the Registration Rights Agreement and there shall not have been during such period any Grace Periods (as defined in the Registration Rights Agreement) or (y) all Registrable Securities (as defined in the Registration Rights Agreement) shall be eligible for sale pursuant to Rule 144 (as defined in the Purchase Agreement) without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the shares of Series C Preferred Stock) and no Current Public Information Failure (as defined in the Registration Rights Agreement) exists or is continuing; (ii) on each day during the period beginning twenty (20) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all Registrable Securities) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than one (1) day and occurring prior to the applicable date of determination due to business announcements by the Corporation) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Corporation falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (iii) during the Equity Conditions Measuring Period, the Corporation shall have delivered all Conversion Shares on a timely basis and all other shares of capital stock required to be delivered, and paid all amounts required to be paid, by the Corporation on a timely basis as set forth in the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination) may be issued in full without violating Section 6(e) hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the shares of Common Stock are then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Corporation shall have no knowledge of any fact that would reasonably be expected to cause (1) any Registration Statement required to be filed pursuant to the Registration Rights Agreement to not be effective or the prospectus contained therein to not be available for the resale of the applicable Required Minimum Securities Amount of Registrable Securities in accordance with the terms of the Registration Rights Agreement or (2) any Registrable Securities to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Series C Preferred Stock) and no Current Public Information Failure exists or is continuing; (viii) the Holders shall not be in possession of any material, non-public information provided to any of them by the Corporation, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Corporation otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, including, without limitation, the Corporation shall not have failed to timely make any payment pursuant to any Transaction Document; (x) on the applicable date of determination (A) no Authorized Share Failure shall exist or be continuing and the Required Reserve Amount of shares of Common Stock are available under the Articles of Incorporation and reserved by the Corporation to be issued pursuant to this Certificate of Designation and (B) all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without resulting in an Authorized Share Failure; (xi) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist a Mandatory Redemption Event or a Trigger Event or an event that with the passage of time or giving of notice would constitute a Mandatory Redemption Event or Trigger Event; (xii) no bona fide dispute shall exist, by and between any Holder, the Corporation, the Principal Market (or such applicable Eligible Market on which the shares of Common Stock are then principally traded) and/or FINRA with respect to any term or provision of the Series C Preferred Stock or any other Transaction Document; (xiii) the shares of Common Stock issuable pursuant to the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market; (xiv) no Current Public Information Failure (as defined in the Registration Rights Agreement) exists or is continuing; (xv) on each Trading Day during the Equity Conditions Measuring Period, there shall not have occurred any Price Failure or Volume Failure; (xvi) the Alternate Conversion Price is not determined by the Conversion Floor Price Condition; and (xvii) either (A) the Stockholder Approval Date shall have occurred, or (B) Effective Stockholder Approval (as defined in the Purchase Agreement) shall have been obtained for the issuance of all shares of Common Stock to be issued in connection with the event requiring this determination (it being agreed that the Effective Stockholder Approval obtained by Next-Delaware in connection with the Initial Closing (as defined in the Purchase Agreement) shall be deemed to cover the issuance of all shares of Common Stock issuable hereunder with respect to the shares of Series C Preferred Stock with an Original Issuance Date of August 13, 2026).

“Equity Conditions Failure” means that on any day during the period commencing twenty (20) Trading Days prior to the applicable date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Required Holders).

“Event Market Price” means, with respect to any Stock Combination Event Date, the quotient determined by dividing (x) the sum of the VWAP of the Common Stock for each of the five (5) Trading Days with the lowest VWAP of the Common Stock during the fifteen (15) consecutive Trading Day period ending and including the Trading Day immediately preceding the sixteenth (16th) Trading Day after such Stock Combination Event Date, divided by (y) five (5).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” means (i) shares of Common Stock or standard options to purchase shares of Common Stock to directors, officers or employees of the Corporation in their capacity as such pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of the Purchase Agreement, provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the Initial Closing Date (as defined in the Purchase Agreement) pursuant to this clause (i) do not, in the aggregate, exceed more than 20% of the Common Stock issued and outstanding immediately prior to the Initial Closing Date (as adjusted for the 2026 Reverse Split and any subsequent stock split, stock dividend, stock combination or other similar transaction) and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Holders; (ii) shares of Common Stock issued upon the conversion or exercise of Options or Common Stock Equivalents (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of the Purchase Agreement that are covered by clause (i) above) issued prior to the date of the Purchase Agreement, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Common Stock Equivalent is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Common Stock Equivalents that were in effect on the date immediately prior to the date of the Purchase Agreement, the conversion, exercise or issuance price of any such Common Stock Equivalents (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of the Purchase Agreement that are covered by clause (i) above) is not lowered, none of such Common Stock Equivalents (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of the Purchase Agreement that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Common Stock Equivalents (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of the Purchase Agreement that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Holders; (iii) the Conversion Shares; (iv) any Project Financing that is not convertible into, exercisable or exchangeable for, or otherwise linked to, any equity securities of the Corporation or any Subsidiary (other than any applicable Project Subsidiary); and (v) shares of Common Stock or equity-linked securities issued as consideration in a bona fide acquisition by the Corporation or any of its Subsidiaries of the business, assets or equity of another Person, or in a bona fide strategic transaction, in each case approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) that is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and that provides to the Corporation additional benefits in addition to the investment of funds, but shall not include any transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and provided further that the securities so issued are “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement during any Restricted Period (as defined in the Purchase Agreement); provided, however, that (A) any issuance pursuant to clause (i), (ii), (iv) or (v) above at an effective consideration price per share less than or equal to 110% of the Floor Price in effect immediately prior to such issuance shall not constitute an issuance of Excluded Securities for purposes of Section 7(b), and the Conversion Price shall be reduced pursuant to Section 7(b) to the lowest price per share at which any share of Common Stock is issued or issuable in connection with such issuance (and, separately, the Corporation shall not effect any such issuance), (B) no issuance pursuant to clauses (iv) or (v) above shall constitute an issuance of Excluded Securities for purposes of Section 7(b) or any other adjustment of the Conversion Price pursuant to Section 7 and (C) nothing in this definition shall limit or restrict the issuance of any shares of Common Stock issuable pursuant to this Certificate of Designation (including, without limitation, Conversion Shares and Dividend Shares).

“Floor Price” means $1.35; provided that, subject to the rules and regulations of the Principal Market, the Corporation may lower the Floor Price at any time upon written notice to the Holders. The Floor Price shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions.

“Fundamental Transaction” means (i) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Subject Entity, (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its Significant Subsidiaries to one or more Subject Entities or (C) make, or allow one or more Subject Entities to make, or allow the Corporation to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of more than either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of Common Stock, or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) more than 50% of the outstanding shares of Common Stock, (y) more than 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or affiliated with any Subject Entity making or party to, such stock or share purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its shares of Common Stock, (ii) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) more than 50% of the aggregate voting power represented by issued and outstanding shares of Common Stock, (y) more than 50% of the aggregate voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Original Designation Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Corporation to surrender their shares of Common Stock without approval of the shareholders of the Corporation or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and defined in Rule 13d-5 thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with general accepted accounting principles) (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Late Charges” shall have the meaning set forth in Section 10(e).

“Liens” means any preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances.

“Liquidation” shall have the meaning set forth in Section 5. “Liquidation Funds” shall have the meaning set forth in Section 5.

“Mandatory Redemption Event” shall have the meaning set forth in Section 10(b).

“Market Capitalization” shall mean the current market capitalization of the Common Stock as reported by the Reporting Service.

“Material Adverse Effect” means, any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Corporation or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Corporation or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

“Material Agreement” means (i) any agreement or other instrument to which the Corporation or any Subsidiary is a party with respect to a Subsequent Placement (as defined in the Purchase Agreement) regardless of when such agreement or instrument was entered into, and (ii) any agreement or other instrument (a) to which the Corporation or any Subsidiary is a party involving aggregate consideration payable to or by such party of $500,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation and its Subsidiaries taken as a whole or (b) any other contract, agreement, permit or license, written or oral, of the Corporation or any Subsidiary as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a material adverse affect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation and its Subsidiaries taken as a whole.

“Nevada Courts” shall have the meaning set forth in Section 11(d).

“Notice Failure” shall have the meaning set forth in Section 6(c)(ii).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Official Closing Price” shall have the meaning set forth in Section 6(b).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Common Stock Equivalents.

“Original Issuance Date” means with respect to any shares of Series C Preferred Stock, the date of the first issuance of such shares of Series C Preferred Stock regardless of the number of transfers of shares of Series C Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series C Preferred Stock, if applicable.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or other equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of such Fundamental Transaction.

“Parity Stock” shall have the meaning set forth in Section 9.

“Per Share Redemption Price” means the quotient of (i) the product of (x) 125% and (y) the sum of (a) the Stated Value of the shares of Series C Preferred Stock being redeemed, plus (b) all accrued and unpaid dividends, if any, then outstanding on such Series C Preferred Stock, and (c) any other amounts owed by the Corporation to the Holder(s) with respect to the Series C Preferred Stock, divided by (ii) the number of shares of Series C Preferred Stock being redeemed.

“Permitted Equipment Indebtedness” means Indebtedness (whether secured or unsecured) incurred solely to finance the purchase price, acquisition or lease of equipment acquired or held by the Corporation or any of its Subsidiaries, and any extension, renewal or refinancing thereof that does not increase the principal amount thereof.

“Permitted Indebtedness” means, (i) Indebtedness outstanding on the date of the Purchase Agreement and disclosed on Schedule 3(s) to the Purchase Agreement, (ii) Permitted Equipment Indebtedness in an aggregate amount not to exceed Two Million Dollars ($2,000,000), (iii) Indebtedness of any entity acquired by the Corporation or any of its Subsidiaries after the Original Designation Date that either (x) is outstanding at the time of, and was not incurred in contemplation of, such acquisition or (y) is incurred at the time of such acquisition solely to finance the purchase price thereof (and any extension, renewal or refinancing of any of the foregoing that does not increase the principal amount thereof), in an aggregate amount not to exceed Ten Million Dollars ($10,000,000); provided that such Indebtedness (A) is incurred solely by the entity (or entities) or a subsidiary thereof, acquired in such acquisition, (B) is recourse solely to, and if secured, solely secured by the assets and equity of, such acquired entity and its subsidiaries, and (C) is not guaranteed by, and does not otherwise benefit from any credit support, keepwell, indemnity, co-obligation or assumption of liability of any kind from, the Corporation or any of its Subsidiaries (other than such acquired entity and its subsidiaries, and a pledge of the equity of such acquired entity), (iv) project financing for the development, construction, acquisition, ownership or operation of energy projects of the Corporation or any of its Subsidiaries (each, a “Project”), solely to the extent such Indebtedness: (A) is incurred solely by one or more of the Corporation’s Subsidiaries formed for the sole purpose of developing, constructing, owning or operating such Project (each, a “Project Subsidiary”), and not by the Corporation or any other Subsidiary; (B) is recourse solely to, and if secured, is secured solely by, the assets of such Project or Project Subsidiary and the equity interests in such Project Subsidiary, and is otherwise non-recourse to the Corporation or any Subsidiaries or their respective assets; (C) is not guaranteed by, and does not otherwise benefit from, any guarantee, keepwell, capital maintenance, equity contribution or completion obligation, cost-overrun guarantee, indemnity, letter of credit, co-obligation, credit support or assumption of liability of any kind from, the Corporation or any of its Subsidiaries (other than the applicable Project Subsidiary and a pledge of the equity interests in such Project Subsidiary); (D) does not contain, any cross-default, cross-acceleration or cross-collateralization provision linking such Indebtedness to any obligation of the Corporation or any other Subsidiary (or vice versa); (E) provides that, upon any default, foreclosure or other exercise of remedies in respect thereof, the sole recourse of the holders of such Indebtedness shall be to the assets of such Project or Project Subsidiary and the equity interests in such Project Subsidiary, without any deficiency claim, judgment or other recourse against the Corporation or any other Subsidiary; and (F) is not equity-linked or convertible into equity of the Corporation or other Subsidiaries (other than a Project Subsidiary) (Indebtedness described in this clause (iv), “Project Financing”), and (v) other debt financing necessary for the Corporation’s operations in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any given time; provided, however, that no such Indebtedness described in any of clauses (i) through (v) above shall (A) be issued as a Common Stock Equivalent or otherwise be convertible into, or exercisable or exchangeable for, or entitle the holder thereof to receive, any capital stock or other equity interests (or any securities convertible into or exercisable or exchangeable for any capital stock or other equity interests) of the Corporation or any Subsidiary (other than, in the case of Project Financing, equity interests of the applicable Project Subsidiary), (B) have any interest, principal or other payment or conversion terms that adjust, vary or reset by reference to the trading price of, or quotations for, the Common Stock, or (C) otherwise be issued in a transaction which constitutes a Variable Rate Transaction (as defined in the Purchase Agreement).

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens upon or in any equipment acquired or held by the Corporation or any of its Subsidiaries securing Permitted Equipment Indebtedness, provided that the Lien is confined solely to the equipment financed thereby and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed Three Million Dollars ($3,000,000), (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting a Trigger Event under Section 10(c)(iv), and (viii) Liens securing Indebtedness permitted under clause (iii) or (iv) of the definition of Permitted Indebtedness, provided that such Liens are confined solely to the assets of, and the equity interests in, the applicable acquired entity and its subsidiaries or Project Subsidiary, as the case may be.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Price Failure” means, with respect to a particular date of determination, the VWAP of the Common Stock on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination fails to exceed $1.50 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). Notwithstanding the foregoing, upon written request from the Required Holders, the Corporation shall lower such dollar threshold at any time and for any period of time.

“Principal Market” means the Nasdaq Capital Market.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of August 13, 2026, by and among the Corporation and the buyers party thereto, as amended.

“Redemption Amount” means the product of (i) the number of shares of Series C Preferred Stock being redeemed and (ii) the Per Share Redemption Price.

“Register” shall have the meaning set forth in Section 6(f).

“Registration Rights Agreement” means that certain registration rights agreement, dated as of August 13, 2026, by and among the Corporation and the buyers party thereto.

“Reporting Service” means either Bloomberg L.P. or FactSet Research Systems Inc., as determined by the Required Holders from time to time.

“Required Holders” shall have the meaning set forth in Section 4.

“Required Premium” means 125%.

“Required Reserve Amount” shall have the meaning set forth in Section 6(c)(iii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” shall have the meaning set forth in Section 9.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.0001 par value per share, of the Corporation.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, $0.0001 par value per share, of the Corporation.

“Series C Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Deadline” shall have the meaning set forth in Section 6(c)(i).

“Significant Subsidiary” means any Subsidiary that qualifies as a “significant subsidiary” pursuant to Rule 1-02 of Regulation S-X.

“Stated Value” shall have the meaning set forth in Section 2.

“Stockholder Approval” shall mean Effective Stockholder Approval as defined in the Purchase Agreement.

“Stockholder Approval Date” shall have the meaning as set forth in the Purchase Agreement.

“Subsidiary” means, as of any date of determination, any Person in which the Corporation directly or indirectly, (i) owns any of the outstanding share capital or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively.

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Trading Day” means a day on which the Principal Market (or, if the Common Stock, is not then listed or designated for quotation on the Principal Market, the Eligible Market on which the Common Stock is then listed or traded) is open for business.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Transfer Agent” means ClearTrust LLC, with an address at 16540 Pointe Village Dr, Ste 210, Lutz, Florida 33558 with a telephone number of (813) 235-4490, and any successor transfer agent of the Corporation.

“Trigger Event” shall have the meaning set forth in Section 10(c).

“Unavailable Conversion Shares” shall have the meaning set forth in Section 6(c)(ii).

“Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on the Reporting Service) of the Common Stock on the Principal Market on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination is less than $500,000. Notwithstanding the foregoing, upon written request from the Required Holders, the Corporation shall lower such dollar threshold at any time and for any period of time.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the Reporting Service (set to 09:30:01 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the Reporting Service, or, if no dollar volume-weighted average price is reported for such security by the Reporting Service for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder. If the Corporation and the Holder are unable to agree upon such fair market value within five (5) Trading Days, then such fair market value shall be determined by an independent, reputable appraiser jointly selected by the Corporation and the Holder, the determination of which shall be final and binding upon all parties absent manifest error, and the fees and expenses of which shall be borne by the Corporation.

Section 2. Designation, Amount, Stated Value and Par Value.

(a) General. The series of preferred stock shall be designated as its Series C Convertible Non-Voting Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be 3,000,000 (which shall not be subject to increase without the written consent of all of the holders of the Series C Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series C Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $10.00 (as such stated value may be increased in accordance with the terms hereof, the “Stated Value”). The Corporation is the successor to NextNRG, Inc., a Delaware corporation (“Next-Delaware”), which converted to the Corporation as a Nevada corporation on September 30, 2026 and each outstanding share of Series C Convertible Non-Voting Preferred Stock of Next-Delaware was converted, by operation of such conversion, into shares of Series C Preferred Stock (such preferred stock of Next-Delaware, as designated in the State of Delaware on August 13, 2026 (the “Original Designation Date”).

(b) Stated Value Event. With respect to each share of Series C Preferred Stock, on the two (2) year anniversary of the Original Issuance Date of such share (the “Stated Value Event Date”), in the event of a Conversion Floor Price Condition, the Stated Value of such share shall automatically increase by ten percent (10%) of the then Stated Value of such share. Thereafter, on each successive one (1) month anniversary of such Stated Value Event Date, the Stated Value of such share shall automatically increase by ten percent (10%) of the then Stated Value of such share, multiplied by a fraction, the numerator of which is the number of calendar days during the immediately preceding monthly period on which a Conversion Floor Price Condition existed and the denominator of which is the number of calendar days in such monthly period. No action by any Holder shall be necessary to effect any increase in Stated Value pursuant to this Section 2(b).

Section 3. Dividends. Dividends shall accrue on each share of Series C Preferred Stock, on a daily basis commencing on the date of issuance of such share, at an annual rate equal to twelve and one half percent (12.5%) of the Stated Value of such share (computed on the basis of a 360-day year and actual days elapsed) and, to the extent accrued and unpaid, such dividends shall compound monthly. Such dividends shall be payable monthly in arrears, at the election of the Corporation, (A) in cash, (B), subject to there having been no Equity Conditions Failure as of the applicable payment date (unless waived in writing by the applicable Holder), and with written notice to each Holder on or prior to the tenth (10th) Trading Day prior to such payment date certifying that there has been no Equity Conditions Failure, in shares of Common Stock valued for such purpose at the Dividend Conversion Price (such shares, the “Dividend Shares”) on the first Trading Day of each calendar month (each, a “Dividend Date”) with the first such date being September 1, 2026, or (C) by increasing, pro rata, the Stated Value of such Holder’s shares of Series C Preferred Stock by the amount thereof on such Dividend Date; provided, however, that from and after the occurrence and during the continuance of any Mandatory Redemption Event or Trigger Event, the Corporation shall not be eligible to pay any dividends in shares of Common Stock. In addition, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holder of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Dividend Shares shall be delivered on the applicable Dividend Date in the manner set forth in Section 6(c)(i), and Section 6(c)(ii) shall apply to any failure to so deliver Dividend Shares as if such Dividend Date were the Share Delivery Deadline and such failure were a Conversion Failure. In addition, if the Corporation elects to pay any dividend in Dividend Shares and fails to deliver all of such Dividend Shares on the applicable Dividend Date, then, without any action by the applicable Holder and without limiting Section 6(c)(ii), the Stated Value of such Holder’s shares of Series C Preferred Stock shall automatically increase, pro rata, on such Dividend Date by the amount of the dividend attributable to such undelivered Dividend Shares, and the Corporation’s obligation to deliver such undelivered Dividend Shares shall thereupon terminate. From and after the occurrence and during the continuance of any Mandatory Redemption Event or Trigger Event (regardless of whether the Corporation has delivered notice thereof), the annual rate at which dividends accrue shall automatically be increased to the Default Rate; if such Mandatory Redemption Event or Trigger Event is subsequently cured (and no other Mandatory Redemption Event or Trigger Event then exists), such increase shall cease as of the day immediately following the date of such cure, provided that dividends accrued at such increased rate through the date of such cure shall continue to apply.

Section 4. Voting Rights. Shares of Series C Preferred Stock will not entitle any Holders thereof to any right to vote on matters on which the holders of shares of Common Stock are entitled to vote until and unless such Holder has converted such shares of Series C Preferred Stock into Conversion Shares. Notwithstanding the foregoing, so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of (x) for so long as the Lead Buyer (as defined in the Purchase Agreement) or any of its Affiliates holds any shares of Series C Preferred Stock, the Holders of a majority of the then-outstanding shares of Series C Preferred Stock, which majority must include the Lead Buyer, and (y) thereafter, the Holders of a majority of the then-outstanding shares of Series C Preferred Stock (excluding any shares of Series C Preferred Stock held by the Corporation or any of its Subsidiaries) (the “Required Holders”), (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation, (b) amend the Articles of Incorporation or any other charter documents of the Corporation in any manner that adversely affects any rights of the Holders, in each case of clauses (a) and (b), regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or this Certificate of Designation or by merger, consolidation, conversion or otherwise, (c) increase or decrease (other than by conversion or redemption) the authorized number of shares of Series C Preferred Stock, (d) whether or not prohibited by the terms hereof, circumvent a right of the Series C Preferred Stock hereunder or (e) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole, whether voluntary or involuntary and whether in a single transaction or series of transactions (a “Liquidation”), the Holders shall be entitled to receive in cash out of the assets, whether capital or surplus, of the Corporation, before any amount shall be paid to the holders of any shares of capital stock of the Corporation junior in rank to the Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, “Junior Stock”), but pari passu with any Parity Stock then outstanding, the greater of the following amounts (the “Liquidation Funds”):

(a) the aggregate Stated Value of the shares of Series C Preferred Stock then outstanding, together with any and all accrued and unpaid dividends and any other amounts owed by the Corporation to the Holders pursuant to this Certificate of Designation or any other Transaction Document not included in such Stated Value; or

(b) the amount the Holders would be entitled to receive if the shares of Series C Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) into Conversion Shares at the Alternate Conversion Price then in effect;

provided that if the assets of the Corporation available for distribution are insufficient to pay the Liquidation Funds in full to the Holders and the full liquidation preference payable to the holders of shares of Parity Stock (in accordance with their respective certificate of designation (or equivalent)), then each Holder and each holder of Parity Stock shall receive a percentage of such assets equal to the Liquidation Funds or liquidation preference payable to such Holder or holder as a percentage of the aggregate Liquidation Funds and liquidation preferences payable to all Holders and all holders of shares of Parity Stock.

To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation to be distributed to the Holders in accordance with this Section 5. All the preferential amounts to be paid to the Holders under this Section 5 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds or other assets of the Corporation to, the holders of shares of Junior Stock in connection with a Liquidation as to which this Section 5 applies.

The Corporation shall provide written notice of any such Liquidation by facsimile or email, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Series C Preferred Stock shall be convertible, at any time and from time to time on or after the applicable Original Issuance Date, at the option of the Holder thereof, into that number of Conversion Shares (subject to the limitations set forth in Section 6(e)) determined by dividing (i) the Conversion Amount with respect to such shares of Series C Preferred Stock by (ii) the Conversion Price. Holders shall effect conversions of Series C Preferred Stock by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue, the number of Conversion Shares to be issued, the applicable Conversion Price and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series C Preferred Stock, a Holder shall not be required to surrender any certificate(s), if applicable, representing the shares of Series C Preferred Stock to the Corporation unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate, if any, representing such shares of Series C Preferred Stock promptly following the Conversion Date at issue, if applicable.

(b) Conversion Price. The conversion price for the Series C Preferred Stock shall equal either (i) $7.50 for all shares of Series C Preferred Stock with an Original Issuance Date of August 13, 2026 and (ii) for shares of Series C Preferred Stock with an Original Issuance Date after August 13, 2026, the greater of (A) the Floor Price and (B) 150% of the lower of (x) the closing price of the shares of Common Stock as reported by the Principal Market (the “Official Closing Price”) on the Trading Day immediately prior to the issuance date of such shares of Series C Preferred Stock and (y) the average Official Closing Price of the Common Stock for the five Trading Days immediately preceding the issuance date of such shares of Series C Preferred Stock (the “Conversion Price”). The Conversion Price shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the applicable issuance date as set forth in Section 7 hereof. The Conversion Price shall be rounded up to the nearest $0.0001. The Conversion Price set forth in clause (i) above and each other per share price and number of shares set forth in this Certificate of Designation (other than the 10,000,000 shares referred to in Section 6(g)) give effect to the 1-for-10 reverse stock split of the Common Stock effected on September 14, 2026 (the “2026 Reverse Split”) and shall not be further adjusted for the 2026 Reverse Split pursuant to Section 7, Section 9(l) of the Purchase Agreement or otherwise.

(c) Mechanics of Conversion. Prior to the receipt of the applicable Stockholder Approval, all conversions pursuant to this Section 6(c) and Section 6(d) shall be subject to the Exchange Cap.

(i) Delivery of Conversion Shares Upon Conversion. On the date of receipt of a Notice of Conversion, the Corporation shall transmit by electronic mail an acknowledgment, in the form attached hereto as Annex B, of confirmation of receipt of such Notice of Conversion and representation as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or an effective and available registration statement (each, an “Acknowledgement”) to the Holder and the Transfer Agent which confirmation shall constitute an instruction to the Transfer Agent to process such Notice of Conversion in accordance with the terms herein. The Corporation’s failure to timely deliver an Acknowledgement shall not limit, delay or otherwise impair any Holder’s right to receive the applicable Conversion Shares on or prior to the applicable Share Delivery Deadline. On or before the first (1st) Trading Day following the date on which the Corporation has received a Notice of Conversion (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Notice of Conversion) (the “Share Delivery Deadline”) the Corporation shall (1) provided that the Transfer Agent is participating in FAST and such shares of Common Stock are eligible to be issued without a restricted legend at such time to the Holder pursuant to applicable securities laws (the “Free Tradability Condition”), credit such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Notice of Conversion, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion. Notwithstanding anything to the contrary contained in this Certificate of Designation or the Registration Rights Agreement, after the effective date of the Registration Statement (as defined in the Registration Rights Agreement) and prior to the Holder’s receipt of the notice of a Grace Period (as defined in the Registration Rights Agreement), the Corporation shall cause the Transfer Agent to deliver unlegended shares of Common Stock to the Holder (or its designee) in connection with any sale of Conversion Shares with respect to which the Holder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, and for which the Holder has not yet settled.

(ii) Failure to Deliver Conversion Shares. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (I) if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Corporation’s share register or, if the Transfer Agent is participating in FAST and the Free Tradability Condition is satisfied, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of shares of Series C Preferred Stock (as the case may be) or (II) if the Registration Statement covering the resale of the shares of Common Stock that are the subject of the Notice of Conversion (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Corporation fails to promptly, but in no event later than as required pursuant to the Registration Rights Agreement (x) so notify the Holder and (y) deliver the shares of Common Stock electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Corporation shall pay in cash to the Holder on each day after such Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the applicable Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline and (2) the Holder, upon written notice to the Corporation, may void its Notice of Conversion with respect to, and retain or have returned (as the case may be) any portion of such Holder’s shares of Series C Preferred Stock that have not been converted pursuant to such Notice of Conversion, provided that the voiding of a Notice of Conversion shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 6(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline either (A) if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, the Corporation shall fail to issue and deliver to the Holder (or its designee) a certificate and register such shares of Common Stock on the Corporation’s share register or, if the Transfer Agent is participating in FAST and the Free Tradability Condition is satisfied, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Corporation’s obligation pursuant to clause (II) below or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Corporation and has not received from the Corporation in connection with such Conversion Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Corporation shall, within one (1) Business Day after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Notice of Conversion and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of shares of Series C Preferred Stock as required pursuant to the terms hereof.

(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock as herein provided, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the Holder (and the other holders of the Series C Preferred Stock), not less than 150% of the maximum aggregate number of shares of Common Stock issuable upon conversion (including, without limitation, Alternate Conversions) of all shares of Series C Preferred Stock then outstanding or issuable pursuant to the Purchase Agreement (assuming for purposes hereof that (x) such shares of Series C Preferred Stock are convertible at the Floor Price as of such applicable date of determination, (y) dividends on such shares of Series C Preferred Stock shall accrue through the second (2nd) anniversary of the Original Issuance Date of such shares and will be converted into shares of Common Stock at a conversion price equal to the Floor Price as of such applicable date of determination and (z) any such conversion shall not take into account any limitations on the conversion of the Series C Preferred Stock set forth herein) (the “Required Reserve Amount”). The Required Reserve Amount shall be allocated pro rata among the Holders based on the Stated Value of the shares of Series C Preferred Stock held by each Holder (the “Authorized Share Allocation”), and any shares so reserved and allocated to any Person which ceases to hold any Series C Preferred Stock shall be allocated to the remaining Holders pro rata. Notwithstanding the foregoing, a Holder may allocate its Authorized Share Allocation to any other of the securities of the Corporation held by such Holder (or any of its designees) by delivery of a written notice to the Corporation. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. If at any time the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to reserve the Required Reserve Amount (an “Authorized Share Failure”), the Corporation shall immediately take all corporate action necessary to authorize and reserve a sufficient number of shares of Common Stock to meet the Required Reserve Amount, including, without limitation, holding a meeting of its stockholders no later than forty (40) days after the occurrence of such Authorized Share Failure (or, if a majority of the voting power of the Corporation’s capital stock consents, obtaining such consent no later than fifteen (15) days after the occurrence of such Authorized Share Failure and filing an information statement on Schedule 14C), using its best efforts to solicit such approval and to cause the Board of Directors to recommend it, and voting all management shares of the Corporation in favor of an increase in the authorized shares of Common Stock. If the Corporation is prohibited from issuing shares of Common Stock upon any conversion due to an Authorized Share Failure (such shares, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares the Corporation shall redeem, at the Corporation’s option either (A) in cash, or (B) by increasing, pro rata, the Stated Value of such Holder’s shares of Series C Preferred Stock in an aggregate amount equal to the amount that would be delivered in cash, the portion of the Conversion Amount convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the greatest Official Closing Price on any Trading Day during the period commencing on the date the Holder delivers the applicable Notice of Conversion and ending on the date of such issuance and payment and (ii) to the extent the Holder purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorized Failure Shares, any brokerage commissions and other out-of-pocket expenses of the Holder incurred in connection therewith.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series C Preferred Stock.

(v) Transfer Taxes and Expenses. The issuance of Conversion Shares upon the conversion of the Series C Preferred Stock, shall be made without charge to any Holder for any transfer, stamp, issuance or similar taxes, costs or expenses that may be payable in respect of the issue or delivery of such Conversion Shares. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Corporation (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) Right of Alternate Conversion.

(i) Alternate Optional Conversion. Subject to Section 6(e), at any time, at the option of any Holder, such Holder may convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, an “Alternate Conversion Date”) all, or any number, of shares of Series C Preferred Stock into shares of Common Stock (such aggregate Conversion Amount of the shares of Series C Preferred Stock to be converted pursuant to this Section 6(d)(i), the “Alternate Conversion Amount”) at the Alternate Conversion Price.

(ii) Mechanics of Alternate Conversion. On any Alternate Conversion Date, a Holder may voluntarily convert any number of shares of Series C Preferred Stock held by such Holder pursuant to Section 6(c) (with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect to such Alternate Conversion and, if a Mandatory Redemption Event or a Trigger Event has occurred as of the applicable Alternate Conversion Date, with “120% of the Conversion Amount” replacing “Conversion Amount”) by designating in the Notice of Conversion delivered pursuant to this Section 6(d) of this Certificate of Designation that such Holder is electing to use the Alternate Conversion Price for such conversion; provided that in the event of a Conversion Floor Price Condition, the Corporation shall deliver the applicable Alternate Conversion Floor Amount to such Holder in cash on the applicable Alternate Conversion Date or, at the option of the Corporation, effect a Conversion Floor Price Deferral with respect to such amount. Notwithstanding anything to the contrary in this Section 6(d), but subject to Section 6(e), until the Corporation delivers to such Holder the shares of Common Stock to which such Holder is entitled pursuant to the applicable Alternate Conversion of such Holder’s shares of Series C Preferred Stock, such shares of Series C Preferred Stock may be converted by such Holder into shares of Common Stock pursuant to Section 6(c) without regard to this Section 6(d). In the event of an Alternate Conversion pursuant to this Section 6(d) of all, or any portion, of any shares of Series C Preferred Stock of a Holder, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 6(d)(ii), together with the Alternate Conversion Price used in such Alternate Conversion, as applicable, is intended by the parties to be, and shall be deemed, a reasonable estimate of, such Holder’s actual loss of its investment opportunity and not as a penalty.

(iii) Reservation Notice; Reservation Shares; Reservation Conversion Price. Notwithstanding anything herein to the contrary, at any time a Holder’s shares of Series C Preferred Stock (without regard to Section 6(e)) would be convertible into more than the Beneficial Ownership Limitation (each such excess share of Common Stock, a “Reservation Eligible Share”), such Holder may, by delivery of written notice to the Corporation (which may be an e-mail) (each, a “Reservation Notice”, and each time of such delivery, a “Reservation Determination Time”), solely with respect to the Reservation Eligible Shares specified therein (the “Reservation Shares”), elect for the Alternate Conversion Price of such Reservation Shares as of such Reservation Determination Time to remain available to such Holder for future Alternate Conversions of such Reservation Shares (each, a “Reservation Conversion Price”); provided, that if such Holder delivers more than one Reservation Notice with respect to any Reservation Eligible Share, the lowest applicable Alternate Conversion Price as of the applicable Reservation Determination Times shall be the Reservation Conversion Price; provided further, that such Holder may, by written notice to the Corporation (which may be an e-mail), withdraw any Reservation Notice, in whole or in part, at any time.

(e) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with the other Attribution Parties) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series C Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series C Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series C Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series C Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the Conversion Shares to the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(e) applicable to its Series C Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the Conversion Shares to the Holder and the provisions of this Section 6(e) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. If the Corporation receives a Notice of Conversion at a time when the actual number of outstanding shares of Common Stock is less than the number relied upon by the Holder pursuant to this Section 6(e), the Corporation shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Conversion would otherwise cause the Holder’s beneficial ownership to exceed the Beneficial Ownership Limitation, the Holder shall notify the Corporation of a reduced number of Conversion Shares to be issued pursuant to such Notice of Conversion. If the issuance of shares of Common Stock to a Holder upon conversion results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation (as determined under Section 13(d) of the Exchange Act), the number of shares so issued in excess of the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. The shares of Common Stock issuable to a Holder in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by such Holder for any purpose, including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act, and each Holder shall be deemed to have waived any voting rights of Conversion Shares during the period from the applicable Conversion Date through the applicable Share Delivery Deadline to the extent necessary so that the aggregate voting rights of the shares of Common Stock beneficially owned by such Holder and the other Attribution Parties do not exceed the Beneficial Ownership Limitation. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph may not be amended, modified or waived and shall apply to a successor holder of Series C Preferred Stock.

(f) Registration; Book-Entry. At the time of issuance of any shares of Series C Preferred Stock, the applicable Holder shall receive such shares of Series C Preferred Stock in book-entry form unless the Holder requests by written request (including by electronic-mail) to the Corporation to receive such shares of Series C Preferred Stock in the form of one or more stock certificates. The Corporation or the Transfer Agent shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series C Preferred Stock and the Stated Value and Conversion Price of such shares of Series C Preferred Stock and whether such shares of Series C Preferred Stock are held by such Holder in certificate or in book-entry form. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder shall treat each Person whose name is recorded in the Register as the owner of such shares of Series C Preferred Stock for all purposes notwithstanding notice to the contrary. A registered share of Series C Preferred Stock may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more registered shares of Series C Preferred Stock by such Holder thereof and, if requested by the Corporation, an opinion of counsel reasonably satisfactory to the Corporation, the Corporation or Transfer Agent, as applicable, shall record the information contained therein in the Register and issue one or more new registered shares of Series C Preferred Stock in the same aggregate Stated Value and Conversion Price as the Stated Value of the surrendered registered shares of Series C Preferred Stock to the designated assignee or transferee; provided that if the Corporation or the Transfer Agent does not so record an assignment, transfer or sale within two (2) Business Days of such a request, the Register shall be automatically deemed updated to reflect such assignment, transfer or sale. Shares of Series C Preferred Stock may be offered, sold, assigned or transferred by a Holder without the consent of the Corporation, subject only to compliance with applicable securities laws and Section 2(g) of the Purchase Agreement.

(g) Primary Market Limitation. Notwithstanding anything in this Certificate of Designation to the contrary, the Corporation shall not issue any shares of Common Stock upon conversion of shares of Series C Preferred Stock, or otherwise, if the issuance of such shares of Common Stock, together with the Corporation’s May 2026 issuance of 10,000,000 shares of Common Stock (on a pre-2026 Reverse Split basis), the issuance of shares of Common Stock upon the conversion of any shares of Series C Preferred Stock issuable pursuant to the Purchase Agreement and with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number of shares of Common Stock that the Corporation may issue in a transaction in compliance with the Corporation’s obligations under the rules or regulations of the Principal Market and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply on and after the Stockholder Approval Date (or, with respect to shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock with an Original Issuance Date of August 13, 2026, at any time after the Effective Stockholder Approval (as defined in the Purchase Agreement) obtained in connection with the Initial Closing (as defined in the Purchase Agreement)). If the Corporation fails or is unable to effect any conversion of Series C Preferred Stock (in whole or in part) by reason of this Section 6(g), the Corporation shall redeem, either (A) in cash, (B), subject to there having been no Equity Conditions Failure as of the applicable payment date (unless waived in writing by the applicable Holder), and with written notice to each Holder on or prior to the tenth (10th) Trading Day prior to such payment date certifying that there has been no Equity Conditions Failure, in shares of Common Stock valued at the lower of the applicable Conversion Price and the Alternate Conversion Price in effect on the applicable payment date (solely to the extent such shares may be issued without exceeding the Exchange Cap), or (C) by increasing, pro rata, the Stated Value of such Holder’s shares of Series C Preferred Stock in the aggregate amount that would be issued in cash pursuant to clause (A) of Section 6(g) hereof, within three (3) Business Days after such Conversion Failure, all or any portion of the Conversion Amount that the Corporation is so unable to convert at a price equal to the product of the Required Premium multiplied by such Conversion Amount.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the foregoing, the Corporation shall not declare and pay a stock dividend or otherwise make a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalent if an Equity Conditions Failure exists and for so long as such Equity Conditions Failure continues.

(b) Dilutive Issuance. If and whenever on or after the Original Designation Date the Corporation grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 7(b) is deemed to have granted, issued or sold, any shares of Common Stock (including the granting, issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(b)), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting, issuance or sale of such Option for such price per share. For purposes of this Section 7(b)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Stock Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Common Stock Equivalent issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Stock Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration (including, without limitation, consideration consisting of cash, debt forgiveness, assets or any other property) received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Common Stock Equivalents upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalent.

(ii) Issuance of Common Stock Equivalents. If the Corporation in any manner issues or sells (or enters into any agreement to issue or sell) any Common Stock Equivalents and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Common Stock Equivalents for such price per share. For the purposes of this Section 7(b)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Common Stock Equivalents and upon conversion, exercise or exchange of such Common Stock Equivalent or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Common Stock Equivalent for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Common Stock Equivalent (or any other Person) with respect to any one share of Common Stock upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Common Stock Equivalent plus the value of any other consideration received or receivable (including, without limitation, any consideration consisting of cash, debt forgiveness, assets or other property) by, or benefit conferred on, the holder of such Common Stock Equivalents (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalent or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Common Stock Equivalents is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(b)(ii), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Stock Equivalents, or the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(a) above), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Common Stock Equivalent provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(b)(iii), if the terms of any Option or Common Stock Equivalent (including, without limitation, any Option or Common Stock Equivalent that was outstanding as of the issuance date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Common Stock Equivalent and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(b) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. If any Option and/or Common Stock Equivalent and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Corporation (as determined by the Holder, the “Primary Security”, and such Option and/or Common Stock Equivalent and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Corporation either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such Unit minus, with respect to the Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as determined by the Holder in good faith) or the Black Scholes Consideration Value, as applicable, of each such Adjustment Right, if any, and (III) the fair market value (as determined by the Holder in good faith) of each such Common Stock Equivalent, if any, in each case determined on a per share basis, (y) if such Primary Security is an Option and/or Common Stock Equivalent, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 7(b)(i) or 7(b)(ii) above and (z) the average VWAP of the Common Stock on any Trading Day during the five (5) Trading Day period (the “Adjustment Period”) immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Principal Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period and if any shares of Series C Preferred Stock are converted, on any given Conversion Date during any such Adjustment Period, solely with respect to such number of shares of Series C Preferred Stock converted on such applicable Conversion Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Conversion Date). If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Common Stock Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock, Options or Common Stock Equivalents, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(c) Pro Rata Distributions. During such time as the Series C Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series C Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock equal to the greater of (i) the number of Conversion Shares issuable upon conversion of all shares of Series C Preferred Stock held by such Holder pursuant to Section 6(c), and (ii) the number of Conversion Shares issuable upon conversion of all shares of Series C Preferred Stock held by such Holder pursuant to Section 6(d), (in each case, without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Stock Combination Event Adjustments. If at any time and from time to time on or after the date hereof there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the Event Market Price is less than the Conversion Price then in effect (after giving effect to the adjustment in Section 7(a) above), then on the sixteenth (16th) Trading Day immediately following such Stock Combination Event Date, the Conversion Price then in effect on such sixteenth (16th) Trading Day (after giving effect to the adjustment in Section 7(a) above) shall be reduced (but in no event increased) to the Event Market Price.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f) Voluntary Adjustment. Subject to the rules and regulations of the Principal Market, the Corporation may at any time, with the prior written consent of the Required Holders, reduce (but not increase) the then-current Conversion Price of all shares of Series C Preferred Stock to any amount and for any period of time deemed appropriate by the Board of Directors. Subject to the rules and regulations of the Principal Market, the Corporation may, at any time and without the consent of the Required Holders, lower the Floor Price to any amount and for any period of time deemed appropriate by the Board of Directors, upon written notice to the Holders.

(g) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each record Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series C Preferred Stock, and shall cause to be delivered by facsimile or email to each record Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Series C Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(h) Purchase Rights. In addition to any adjustments pursuant to this Section 7, if at any time the Corporation grants, issues or sells any Options, Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of its Series C Preferred Stock (without regard to any limitations on conversion and assuming conversion at the Alternate Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, that to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, such Holder shall not be entitled to participate in such Purchase Right to such extent (or in the beneficial ownership of any shares of Common Stock as a result thereof to such extent), and such Purchase Right to such extent shall be held in abeyance (with any expiration date or similar term extended by the number of days held in abeyance) for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation.

(i) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to ensure that each Holder will thereafter have the right, at its option, to receive upon a conversion of its Series C Preferred Stock (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares been held by such Holder upon the consummation of such Corporate Event (without regard to any limitations on conversion) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with such Corporate Event in such amounts as such Holder would have been entitled to receive had its Series C Preferred Stock initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the conversion rate hereunder. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. This Section 7(i) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on conversion or redemption.

(j) Holder’s Right of Adjusted Conversion Price. In addition to and not in limitation of the other provisions of this Section 7, if the Corporation in any manner issues or sells or enters into any agreement to issue or sell any Common Stock, Options or Common Stock Equivalents (any such securities, “Variable Price Securities”) after the date of the Purchase Agreement that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as the “Variable Price”), the Corporation shall provide written notice thereof by electronic mail to each Holder on the date of such agreement and/or issuance, as applicable. From and after such date, each Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of its Series C Preferred Stock by designating in the Notice of Conversion that solely for purposes of such conversion such Holder is relying on the Variable Price rather than the Conversion Price then in effect. A Holder’s election to rely on a Variable Price for a particular conversion shall not obligate such Holder to rely on a Variable Price for any future conversion.

(k) Other Events. In the event that the Corporation (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holders from dilution, or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders, provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if the Required Holders do not accept such adjustments as appropriately protecting their interests hereunder against such dilution, then the Board of Directors and the Required Holders shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Corporation.

Section 8. Certain Negative Covenants. Without the consent of the Required Holders, the Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly:

(a) (i) fail to pay, when due, or within any applicable grace period, any payment with respect to Indebtedness in excess of five hundred thousand dollars ($500,000) due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Corporation and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with generally accepted accounting principles) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of five hundred thousand dollars ($500,000), which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default, that has not been waived, under any agreement binding the Corporation or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Corporation or any of its Subsidiaries, individually or in the aggregate;

(b) incur any Indebtedness, other than Permitted Indebtedness;

(c) incur any Liens, other than Permitted Liens;

(d) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, a Mandatory Redemption Event or Trigger Event, or an event that with the passage of time and without being cured would constitute a Mandatory Redemption Event or Trigger Event, has occurred and is continuing;

(e) redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock (other than as required by this Certificate of Designation); provided, that the cashless or net exercise of any Options or Common Stock Equivalents, or the withholding of Common Stock in the ordinary course of business in connection with the exercise or vesting of any employee options or restricted stock units, shall not be deemed to be a redemption;

(f) sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Corporation or any Subsidiary owned or hereafter acquired, whether in a single transaction or a series of related transactions (each, an “Asset Sale”), other than (i) transfers of any such assets or rights in the ordinary course of business consistent with past practice and (ii) sales of inventory and product in the ordinary course of business;

(g) engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Corporation and its Subsidiaries on the Original Designation Date or any business substantially related or incidental thereto, or modify its or their corporate structure or purpose; or

(h) enter into, renew, extend or be a party to any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except transactions in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9. Ranking. Except to the extent that the Required Holders expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of Common Stock, shares of Series A Preferred Stock, shares of Series B Preferred Stock, and all capital stock of the Corporation authorized or designated after the date of the designation of the Series C Preferred Stock shall be junior in rank to the Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”) or (ii) of pari passu rank to the Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”).

Section 10. Redemption.

(a) Mandatory Redemption.

(i) Unless previously converted into Conversion Shares as contemplated hereby, any shares of Series C Preferred Stock issued and outstanding as of the date of the occurrence of any Mandatory Redemption Event shall, at the option of the then Holder(s), be subject to mandatory redemption and repurchase by the Corporation, at the Per Share Redemption Price. Any Holder of Series C Preferred Stock seeking to redeem its Series C Preferred Stock shall, at any time following the occurrence of a Mandatory Redemption Event (the “Mandatory Redemption Period”), deliver a notice to the Corporation of such Holder’s intention to effect a mandatory redemption of his or its Series C Preferred Stock (the “Mandatory Redemption Notice”). Payment of the Redemption Amount, as set forth in a timely delivered Mandatory Redemption Notice, shall be paid by the Corporation in immediately available funds to the Holder or his designees on a date (the “Mandatory Redemption Date”) which shall be not later than ten (10) Business Days following the date of the Mandatory Redemption Notice. Within one (1) Business Day after the occurrence of any Mandatory Redemption Event, the Corporation shall deliver written notice thereof by electronic mail to each Holder, which notice shall include (I) a reasonable description of the applicable Mandatory Redemption Event, (II) a certification as to whether, in the opinion of the Corporation, such Mandatory Redemption Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Corporation to cure it and (III) a certification as to the date such Mandatory Redemption Event occurred and, if cured on or prior to the date of such notice, the date of such cure.

(ii) If the Corporation does not pay the Redemption Amount (or any other redemption price payable hereunder) to a Holder within the time period required for any reason, at any time thereafter and until the Corporation pays such unpaid amount in full, such Holder shall have the option, in lieu of redemption, to require the Corporation to promptly return to such Holder all or any portion of the shares of Series C Preferred Stock submitted for redemption and for which such amount (together with any Late Charges thereon) has not been paid. Upon the Corporation’s receipt of such notice, (x) the applicable redemption notice shall be null and void with respect to such shares, (y) the Stated Value of such shares shall be increased, pro rata, by an amount equal to the difference between (1) the applicable redemption price minus (2) the aggregate Stated Value of such shares and (z) the Conversion Price of such shares shall be automatically adjusted with respect to each conversion effected thereafter by such Holder to the lowest of (A) the Conversion Price as in effect on the date on which the applicable redemption notice is voided, (B) the greater of (x) the Floor Price and (y) 75% of the lowest Closing Bid Price during the period beginning on and including the date on which the applicable redemption notice is delivered to the Corporation and ending on and including the date on which it is voided and (C) the greater of (x) the Floor Price and (y) 75% of the quotient of (I) the sum of the five (5) lowest VWAPs of the Common Stock during the twenty (20) consecutive Trading Day period ending and including the applicable Conversion Date divided by (II) five (5) (all such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period). The voiding of a redemption notice shall not affect the Corporation’s obligation to pay any Late Charges accrued prior to the date of such voiding.

(iii) Upon the Corporation’s receipt of a redemption notice from any Holder, the Corporation shall, no later than one (1) Business Day following such receipt, forward a copy thereof to each other Holder by electronic mail. If the Corporation receives redemption notices from more than one Holder during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to its receipt of any such notice and ending on and including the date which is two (2) Business Days after such receipt, and is unable to redeem all shares of Series C Preferred Stock designated in such notices, the Corporation shall redeem a pro rata amount from each such Holder based on the Stated Value of the shares of Series C Preferred Stock submitted for redemption.

(iv) Upon the occurrence of any Mandatory Redemption Event, a Holder may, at its option and in lieu of (or prior to) delivering a Mandatory Redemption Notice with respect thereto, elect, by written notice to the Corporation, to increase the Stated Value of its shares of Series C Preferred Stock by an amount equal to ten percent (10%) of such Stated Value as of the date of such election; provided, that a Holder may not make more than three (3) such elections in the aggregate. Any such increase shall be effective automatically upon delivery of such notice. No such election shall constitute a waiver of any Mandatory Redemption Event or limit any other right or remedy of such Holder, and such Holder may deliver a Mandatory Redemption Notice with respect to any Mandatory Redemption Event (including any Mandatory Redemption Event as to which such an election was made) at any time such Mandatory Redemption Event is continuing

(b) Mandatory Redemption Event. Upon the occurrence and continuance of one of the following redemption events in Sections 10(b)(i) – 10(b)(xix) below (each a “Mandatory Redemption Event”), the Holder, at its sole discretion, may require a mandatory redemption by the Corporation of the Redemption Amount (such amount pursuant to this Section 10(b), the “Mandatory Redemption Amount”) within ten (10) Business Days after written notice from the Holder to the Corporation, provided, however, upon the occurrence of a Mandatory Redemption Event described in Section 10(b)(iv) below, the Mandatory Redemption Amount shall be immediately due and payable without any notice or demand:

(i) Failure to Pay Dividends or Other Amounts.

(A) The Corporation fails to pay, when due, any dividend in accordance herewith.

(B) The Corporation or any Subsidiary fails to pay, when due, any amounts payable by the Corporation to the Holder in accordance herewith or pursuant to any other Transaction Document (including, without limitation, any redemption payments), except, in the case of a failure to pay Late Charges when and as due, in which case only if such failure remains uncured for a period of twenty (20) calendar days.

(ii) Material Breach of Contract. The Corporation or any Subsidiary breaches any covenant or other term or condition of this Certificate of Designation or the other Transaction Documents, except, in the case of a breach that is curable, only if such breach remains uncured for a period of ten (10) consecutive calendar days; provided, that no breach shall constitute a Mandatory Redemption Event under this Section 10(b)(ii) to the extent such breach arises solely from the occurrence of an event described in Section 10(c) (including, without limitation, any suspension or delisting of the Common Stock, any failure of a Registration Statement to be declared or remain effective, any failure to obtain any Stockholder Approval or the failure of the Stockholder Approval Date to occur (other than any failure described in Section 10(b)(xix)), or any Authorized Share Failure), and any such breach shall instead constitute a Trigger Event.

(iii) Material Breach of Representations and Warranties. Any material representation or warranty of the Corporation made herein or in the other Transaction Documents shall have been false or misleading when made.

(iv) Voluntary Bankruptcy.

(A) Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by the Corporation or any Subsidiary.

(B) The commencement by the Corporation or any Subsidiary (other than a Subsidiary with nominal assets and liabilities) of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a uniform commercial code foreclosure sale or any other similar action under federal, state or foreign law.

(v) Failure to File Registration Statement. The failure of the applicable Registration Statement (as defined in the Registration Rights Agreement) to be filed with the Commission on or prior to the date that is five (5) calendar days after the applicable Filing Deadline (as defined in the Registration Rights Agreement).

(vi) Conversion Failure. The Corporation (A) fails to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or (B) provides notice, written or oral, to any Holder, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any shares of Series C Preferred Stock into shares of Common Stock that is requested in accordance with the provisions of the Certificate of Designation, other than pursuant to Section 6(e); provided that any Conversion Failure resulting solely from the Exchange Cap or an Authorized Share Failure (which shall be governed exclusively by Section 6(g) and Section 6(c)(iii), respectively, and Section 10(c)) or resulting solely from any other event described in Section 10(c) shall not constitute a Mandatory Redemption Event under this Section 10(b)(vi).

(vii) Failure to Remove Restrictive Legends. The Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion of any shares of Series C Preferred Stock acquired by the Holder pursuant to the Purchase Agreement as and when required by the Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days.

(viii) [Reserved].

(ix) Fundamental Transaction. The consummation of a Fundamental Transaction in which the holders of Common Stock receive (or are entitled to receive) cash, securities or other property in exchange for, or with respect to, their shares of Common Stock (a “Stockholder Consideration Fundamental Transaction”).

(x) [Reserved].

(xi) Payment Default on Other Indebtedness. The Corporation and/or any Subsidiary, individually or in the aggregate, fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of five hundred thousand dollars ($500,000) due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Corporation and/or such Subsidiary in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with generally accepted accounting principles).

(xii) False Certification. A false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure or (C) as to whether any Mandatory Redemption Event has occurred.

(xiii) Payments in Breach. The Corporation or any of its Subsidiaries, directly or indirectly, makes any payment (whether in cash, securities or any other assets) with respect to any Indebtedness in breach of any covenant, term or condition of this Certificate of Designation.

(xiv) Material Non-Public Information. The Corporation, any Subsidiary or any Person acting on its or their behalf provides any Holder or its agents or counsel with any material, non-public information relating to the Corporation or any of its Subsidiaries, and such information is not publicly disclosed by the Corporation on or prior to the time required by this Certificate of Designation or the Purchase Agreement (or, if no time is so required, by such time as the Corporation shall have agreed in writing with such Holder to publicly disclose such information).

(xv) Failure to Declare Dividends. The Board of Directors fails to declare any dividend to be capitalized or paid on the applicable Dividend Date in accordance with Section 3.

(xvi) Material Agreement Breach. The Corporation or any Subsidiary breaches any material covenant or other term or condition of, or receives notice of termination or threatened termination of, any Material Agreement and such breach, if subject to cure, continues for a period of, or such notice is not rescinded within, ten (10) calendar days after notice of such breach or termination or threatened termination is received by the Corporation or any Subsidiary.

(xvii) Material Agreement Representations and Warranties. Any material representation or warranty of the Corporation or any Subsidiary made in any Material Agreement shall have been false or misleading when made and shall not be cured, if subject to cure, for a period of ten (10) calendar days after notice of such false or misleading representation or warranty is received by the Corporation or any Subsidiary.

(xviii) Invalidity. Any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Corporation or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Corporation or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

(xix) Failure to Hold Stockholders Meeting. The Corporation fails to call or hold a Stockholders Meeting (as defined in the Purchase Agreement), or to mail the related definitive proxy statement, when and as required by Section 4(ee)(iv) of the Purchase Agreement, unless, on or prior to the applicable Stockholders Meeting Deadline (as defined in the Purchase Agreement), the Corporation has obtained the applicable Stockholder Approval via Stockholder Consent (as defined in the Purchase Agreement).

(c) Trigger Events. Upon each occurrence of each of the following events in Sections 10(c)(i) – 10(c)(xviii) below (each a “Trigger Event”), the then Stated Value of all outstanding shares of Series C Preferred Stock shall automatically increase by twenty five percent (25%) of the Stated Value of such outstanding shares of Series C Preferred Stock. In addition, for so long as any Trigger Event or Mandatory Redemption Event is continuing, on the last day of each thirty (30) calendar day period commencing on the thirty-first (31st) calendar day following the occurrence of such Trigger Event or Mandatory Redemption Event, the then Stated Value of all outstanding shares of Series C Preferred Stock shall automatically increase by ten percent (10%) of such Stated Value, which increase shall apply separately with respect to each such Trigger Event and Mandatory Redemption Event and, if such Trigger Event or Mandatory Redemption Event is cured during any such thirty (30) calendar day period, shall be pro-rated based on the number of calendar days in such period prior to such cure. Notwithstanding the foregoing, the increases in Stated Value resulting from the Trigger Event described in Section 10(c)(iii) shall apply solely to the shares of Series C Preferred Stock whose Stated Value Event Date has occurred. No action by any Holder shall be necessary to effect any increase in Stated Value pursuant to this Section 10(c).

(i) Involuntary Bankruptcy.

(A) Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted against the Corporation or any Subsidiary and, if instituted against the Corporation or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation.

(B) The entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days.

(ii) Eligible Market.

(A) The suspension or halt (or threatened suspension or halt) from or of trading or the failure (or threatened failure) of the shares of Common Stock to be traded or listed (as applicable) on an Eligible Market for a period of one (1) Trading Day.

(B) The delisting or removal from quotation of the shares of Common Stock from an Eligible Market.

(iii) Stated Value Event Date. The Stated Value Event Date of any share of Series C Preferred Stock has occurred.

(iv) Judgments. A final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Corporation and/or any of its Subsidiaries and are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating such amount so long as the Corporation provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Required Holders) to the effect that such judgment is covered by insurance or an indemnity and the Corporation or such Subsidiary will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment.

(v) DTC Eligibility. The Common Stock is not eligible for clearing and settlement through DTC, the Transfer Agent ceases to participate in FAST, or DTC has imposed any “chill”, freeze or similar restriction on the Common Stock or on the clearing, deposit, transfer or settlement of shares of Common Stock through DTC, and, in each case, such condition continues for a period of three (3) Trading Days.

(vi) Auditor. The Corporation’s independent registered public accounting firm resigns (or notifies the Corporation of its intention to resign), or withdraws any opinion or report with respect to, or its consent to the use of, any financial statements of the Corporation, or any opinion or report of such accounting firm with respect to any financial statements of the Corporation contains a going concern qualification or otherwise expresses substantial doubt as to the ability of the Corporation and its Subsidiaries to continue as a going concern.

(vii) Investigation. The Commission, the United States Department of Justice or any other governmental or regulatory authority commences any investigation (other than any routine examination or inquiry not involving any allegation of wrongdoing) of, or any enforcement action or proceeding against, the Corporation, any Subsidiary or any of their respective directors or officers (in their capacities as such).

(viii) Material Adverse Effect. The occurrence of a Material Adverse Effect.

(ix) Default of Indebtedness. The occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of three hundred thousand dollars ($300,000) of Indebtedness of the Corporation or any Subsidiary, other than with respect to any Permitted Indebtedness, in which case only if such default, redemption, or acceleration, as applicable, remains uncured for a period of at least five (5) Trading Days.

(x) Failure to Cause or Maintain an Effective Registration Statement.

(A) The failure of the applicable Registration Statement (as defined in the Registration Rights Agreement) to be declared effective by the Commission on or prior to the date that is five (5) calendar days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement).

(B) While the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or such Registration Statement (or the prospectus contained therein) is unavailable to any holder of Registrable Securities (as defined in the Registration Rights Agreement) for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive days or for more than an aggregate of ten (10) calendar days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement)).

(xi) Equity Condition Failure. The occurrence of any of the following:

(A) The Market Capitalization as reported at the close of trading on the Principal Market is lower than $10,000,000 for at least five (5) Trading Days during any seven (7) Trading Day period.

(B) the consummation of any Equity Conditions Failure except for (1) any Price Failure or Volume Failure, (2) any failure of the condition set forth in clause (xvi) of the definition of Equity Conditions and (3) prior to the earlier of (x) the date by which the Corporation is required to obtain Effective Stockholder Approval (as defined in the Purchase Agreement) pursuant to Section 4(ee)(i) of the Purchase Agreement and (y) December 25, 2026, any failure of the condition set forth in clause (v) or clause (xvii) of the definition of Equity Conditions resulting solely from the Stockholder Approval Date not having occurred (unless waived in writing by the Required Holders).

(xii) Exchange Cap Conversion Failure. Any Conversion Failure solely resulting from the Exchange Cap occurs.

(xiii) Restatement. The Corporation restates, or announces (including, without limitation, in any filing with the Commission) any intention or requirement to restate, any financial statements of the Corporation previously filed with the Commission, or announces that any such financial statements should no longer be relied upon.

(xiv) Failure to Obtain Stockholder Approval. The Corporation’s failure to obtain the Stockholder Approval, or the failure of the Stockholder Approval Date to occur, as and when required pursuant to the terms of the Purchase Agreement.

(xv) Authorized Share Failure. Except to the extent the Corporation is in compliance with the last sentence of Section 6(c)(iii), an Authorized Share Failure exists on each of ten (10) consecutive days.

(xvi) Other Material Default. The Corporation or any Subsidiary suffers to exist any circumstance or event (other than an event described in Section 10(b)(xi)) that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Corporation or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Corporation or any of its Subsidiaries, individually or in the aggregate.

(xvii) Other Fundamental Transactions. The Corporation’s entry into any agreement to effect a Fundamental Transaction, or the occurrence of any Fundamental Transaction other than a Stockholder Consideration Fundamental Transaction.

(xviii) Other Indebtedness Breach. The Corporation and/or any Subsidiary, individually or in the aggregate, is in breach or violation of any agreement for monies owed or owing in an amount in excess of five hundred thousand dollars ($500,000) (other than a failure to pay described in Section 10(b)(xi)), which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder.

(d) Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the successor entity resulting from such Fundamental Transaction (or, if so elected by the Required Holders, the Parent Entity thereof) assumes in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including, without limitation, the obligation to deliver to each Holder, in exchange for such Holder’s shares of Series C Preferred Stock, a security of such successor entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation, including, without limitation, having a stated value and dividend rate equal to the Stated Value and dividend rate of the shares of Series C Preferred Stock held by such Holder and having similar ranking, conversion, redemption and other rights, satisfactory to the Required Holders, and (ii) such successor entity (or, if so elected by the Required Holders, the Parent Entity thereof) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the consummation of any Fundamental Transaction, such successor entity shall succeed to, and be substituted for, the Corporation (so that from and after the date of such Fundamental Transaction, each reference in this Certificate of Designation to the “Corporation” shall refer instead to such successor entity), and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such successor entity had been named as the Corporation herein. In addition, upon consummation of a Fundamental Transaction, the successor entity shall deliver to each Holder confirmation that there shall be issued upon conversion or redemption of the Series C Preferred Stock at any time after such consummation, in lieu of the shares of Common Stock (or other securities, cash, assets or other property, except such items still issuable under Section 7, which shall continue to be receivable thereafter) issuable upon conversion or redemption prior thereto, such shares of the publicly traded common stock (or their equivalent) of the successor entity (including its Parent Entity) which such Holder would have been entitled to receive had its Series C Preferred Stock been converted immediately prior to such Fundamental Transaction (without regard to any limitations on conversion), as adjusted in accordance with this Certificate of Designation. Notwithstanding the foregoing, a Holder may elect, at its sole option, by written notice to the Corporation, to waive this Section 10(d) to permit the Fundamental Transaction without the assumption of its Series C Preferred Stock. This Section 10(d) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Series C Preferred Stock.

(e) Late Charges. Any amount payable by the Corporation to any Holder pursuant to this Certificate of Designation (including, without limitation, any Redemption Amount, any dividend and any other amount payable hereunder) that is not paid to such Holder when due shall bear interest at a rate of one and one-half percent (1.5%) per month (prorated for partial months and compounding monthly) from the date such amount was due until the date such amount is paid in full to such Holder (“Late Charges”).

(f) Fundamental Transaction Notice; Redemption Price. No sooner than the earlier of (x) twenty (20) Trading Days prior to the consummation of a Fundamental Transaction or (y) the public announcement of the entry into an agreement with respect to a Fundamental Transaction, nor later than ten (10) Trading Days prior to the consummation of a Fundamental Transaction, the Corporation shall deliver written notice thereof by electronic mail and overnight courier to each Holder. Each Holder may deliver a Mandatory Redemption Notice with respect to the Mandatory Redemption Event described in Section 10(b)(ix) at any time after the earlier of such Holder’s receipt of such notice and such Holder becoming aware of such Fundamental Transaction (including prior to the consummation thereof), and such Mandatory Redemption Event shall be deemed to be continuing for such purpose until no earlier than twenty (20) Trading Days after the latest of (A) the consummation of such Fundamental Transaction, (B) such Holder’s receipt of such notice and (C) the public announcement of such Fundamental Transaction. Notwithstanding Section 10(a)(i), shares of Series C Preferred Stock redeemed pursuant to Section 10(a) upon the Mandatory Redemption Event described in Section 10(b)(ix) shall be redeemed at a price equal to the greatest of (i) the product of the Required Premium multiplied by the sum of (a) the Stated Value of the shares of Series C Preferred Stock being redeemed, plus (b) any other amounts owed by the Corporation to the Holders pursuant to this Certificate of Designation or any other Transaction Document not included in such Stated Value, (ii) the product of (A) the quotient of the Conversion Amount being redeemed divided by the Alternate Conversion Price then in effect multiplied by (B) the greatest Official Closing Price during the period beginning on the date immediately preceding the earlier of the consummation and the public announcement of such Fundamental Transaction and ending on the date the Holder delivers the Mandatory Redemption Notice and (iii) the product of (A) the quotient of the Conversion Amount being redeemed divided by the Conversion Price then in effect multiplied by (B) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to the holders of the Common Stock upon consummation of such Fundamental Transaction (any non-cash consideration constituting publicly traded securities to be valued at the highest closing sale price of such securities on the Trading Day immediately prior to the consummation of such Fundamental Transaction, the Trading Day immediately following the public announcement thereof and the Trading Day immediately prior to the public announcement thereof). The Corporation shall have the option (such election, a “Consideration Election”) to pay the redemption price described in this Section 10(f) (the “Fundamental Transaction Redemption Price”) either (A) in cash or (B) by delivery of rights (with a beneficial ownership limitation in the form of Section 6(e) hereof, mutatis mutandis) (collectively, the “Rights”), convertible in whole, or in part, at any time, without the requirement to pay any additional consideration, at the option of the applicable Holder, into the securities or other assets received by the holders of Common Stock in connection with such Fundamental Transaction (the “Corporate Event Consideration”) equal in value to the Fundamental Transaction Redemption Price (with the fair market value of the aggregate number of shares of capital stock or other equity interests included in the Corporate Event Consideration (the “Successor Shares”) issuable upon conversion of the Rights to be determined in increments of 10% (or such greater percentage as the applicable Holder may notify the Corporation from time to time) of the portion of the Fundamental Transaction Redemption Price attributable to such Successor Shares (each, a “Successor Share Value Increment”), with the aggregate number of Successor Shares issuable upon conversion of the Rights with respect to the first Successor Share Value Increment determined based on 70% of the VWAP of the Successor Shares on the date the Rights are issued and, on each of the nine (9) subsequent Trading Days, the aggregate number of additional Successor Shares issuable upon conversion of the Rights determined based upon a Successor Share Value Increment at 70% of the VWAP of the Successor Shares in effect for such corresponding Trading Day (such ten (10) Trading Day period commencing on, and including, the date the Rights are issued, the “Rights Measuring Period”)), and in no event in any other form; provided, that the Corporation shall not consummate a Fundamental Transaction if the Corporate Event Consideration includes Successor Shares either in an entity that is not listed on an Eligible Market or in an entity in which the daily share volume for the applicable Successor Shares for each of the twenty (20) Trading Days prior to the date of consummation of such Fundamental Transaction is less than the aggregate number of Successor Shares issuable to all Holders upon conversion in full of the applicable Rights (without regard to any limitations on conversion therein, assuming the conversion in full of the Rights on the date of issuance of the Rights and assuming the VWAP of the Successor Shares for each Trading Day in the Rights Measuring Period is the VWAP on the Trading Day ended immediately prior to the time of consummation of such Fundamental Transaction). The Corporation shall give each Holder written notice of each Consideration Election at least twenty (20) Trading Days prior to the time of consummation of such Fundamental Transaction. Notwithstanding Sections 10(a)(i) and 10(b), payment of the Fundamental Transaction Redemption Price or delivery of the Rights, as applicable, shall be made by the Corporation (or at the Corporation’s direction) to each Holder on the later of (x) the second (2nd) Trading Day after the date of the applicable Mandatory Redemption Notice and (y) the date of consummation of such Fundamental Transaction (or, with respect to any Right, if applicable, such later time that holders of shares of Common Stock are initially entitled to receive Corporate Event Consideration with respect to their shares of Common Stock). Any Corporate Event Consideration included in the Rights is pari passu with the Corporate Event Consideration to be paid to holders of shares of Common Stock, and the Corporation shall not permit a payment of any Corporate Event Consideration to the holders of shares of Common Stock without, on or prior to such time, delivering the Rights to the Holders in accordance herewith. Cash payments, if any, required by this Section 10(f) shall have priority to payments to all other stockholders of the Corporation in connection with such Fundamental Transaction. Notwithstanding anything to the contrary in this Section 10(f), but subject to Section 6(e), until the applicable Fundamental Transaction Redemption Price is paid in full to the applicable Holder in cash or Corporate Event Consideration in accordance herewith, the shares of Series C Preferred Stock submitted by such Holder for redemption under this Section 10(f) may be converted, in whole or in part, by such Holder into Conversion Shares pursuant to Section 6 or, in the event the Conversion Date is after the consummation of such Fundamental Transaction, into stock or equity interests of the successor entity substantially equivalent to the shares of Common Stock pursuant to Section 10(d). In the event of the Corporation’s redemption or exchange, as applicable, of any shares of Series C Preferred Stock under this Section 10(f), such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for a Holder; accordingly, any premium due under this Section 10(f) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not a penalty. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time a Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of such Holder delivered in writing to the Corporation, the applicable redemption price hereunder shall be increased by the amount of such cash payment owed to such Holder under such other Transaction Document and, upon payment in full or conversion in accordance herewith, shall satisfy the Corporation’s payment obligation under such other Transaction Document.

(g) Corporation Optional Redemption. At any time beginning on the date that is the tenth (10th) Business Day prior to the Stated Value Event Date of the applicable shares, the Corporation shall have the right to redeem all outstanding shares of Series C Preferred Stock subject to such Stated Value Event Date (a “Corporation Optional Redemption”) at an amount equal to the greater of (i) the Conversion Amount of the shares being redeemed (or, if an Equity Conditions Failure exists on the Optional Redemption Notice Date or at any time thereafter through the Optional Redemption Date, 110% of such Conversion Amount) and (ii) the product of (x) the quotient obtained by dividing such Conversion Amount by the lower of (A) the Conversion Price and (B) the Alternate Conversion Price, in each case in effect on the Trading Day immediately prior to the Optional Redemption Date (as defined below), multiplied by (y) the highest price at which the Common Stock traded on the Trading Day immediately prior to the Optional Redemption Date (the “Corporation Optional Redemption Amount”). To effect, a Corporation Optional Redemption, the Corporation shall deliver an irrevocable notice to such Holder stating the intention to effect a Corporation Optional Redemption and the number of such Holder’s Series C Preferred Stock subject to such redemption (the “Optional Redemption Notice”). Payment of the Corporation Optional Redemption Amount, as set forth in the Optional Redemption Notice, shall be paid by the Corporation in immediately available funds to the Holder or its designees on a date (the “Optional Redemption Date”) on the tenth (10th) Business Day following the date the Holder receives such Optional Redemption Notice (the “Optional Redemption Notice Date”). Upon the Holder’s receipt of such Optional Redemption Notice, the Corporation shall be obligated to redeem such shares of Series C Preferred Stock as set forth in such Optional Redemption Notice; provided, however, that any conversion of Series C Preferred Stock by the Holder after the Optional Redemption Notice Date but before the Optional Redemption Date shall reduce the Conversion Amount used to calculate the Corporation Optional Redemption Amount by the Conversion Amount of such converted shares of Series C Preferred Stock, and the Corporation Optional Redemption Amount shall be recalculated accordingly.

Section 11. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders or the Corporation hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail or facsimile, or sent by a nationally recognized overnight courier service, addressed to (i) the Corporation at NextNRG, Inc., 407 Lincoln Rd. #9F, Miami Beach, Florida 33139 Attention: Michael D. Farkas, email address mdf@nextnrg.com or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11 or (ii) the applicable Holder at the most current address for such Holder, in the Corporation’s records, or such other email address or address as such Holder may specify for such purposes by notice to the Corporation delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation or the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each record Holder or at the email address or address of such Holder appearing on the books of the Corporation or to the Corporation at the address set forth above. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section 11 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section 11 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay dividends, liquidated damages, Late Charges, the Redemption Amount and all other amounts payable on the shares of Series C Preferred Stock, and to deliver Conversion Shares, at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series C Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate, if any, shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate, or upon election of the Holder, a statement of book-entry, registered in the name of the Holder or its designee, for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Las Vegas, Nevada (the “Nevada Courts”). The Corporation hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. The Corporation hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation’s obligations to such Holder or to enforce a judgment or other court ruling in favor of such Holder. The Corporation hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If (a) any Holder takes action to collect amounts due under, or to enforce the provisions of, this Certificate of Designation or (b) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting the Corporation’s creditors’ rights and involving a claim under this Certificate of Designation, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such proceeding, including, without limitation, attorneys’ fees and disbursements. The Corporation expressly acknowledges and agrees that no amounts due under this Certificate of Designation with respect to any shares of Series C Preferred Stock shall be affected, or limited, by the fact that the purchase price paid for each share of Series C Preferred Stock was less than the original Stated Value thereof.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding the foregoing, nothing contained in this Section 11(e) shall permit any waiver of any provision of Section 6(e).

(f) Amendment. Except for Section 6(e), which may not be amended, modified or waiver, this Certificate of Designation or any provision hereof may be amended and/or restated by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, each in accordance with the laws of the State of Nevada and the Articles of Incorporation, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the laws of the State of Nevada and the Articles of Incorporation. Except (a) to the extent otherwise expressly provided in this Certificate of Designation or the Articles of Incorporation with respect to voting or approval rights of a particular class or series of capital stock or (b) to the extent otherwise provided pursuant to the laws of the State of Nevada, the holders of each outstanding class or series of shares of the Corporation shall not be entitled to vote as a separate voting group on any amendment to the terms of this Certificate of Designation with respect to which such class or series would otherwise be entitled under the laws of the State of Nevada to vote as a separate voting group.

(g) Severability. If any provision of this Certificate of Designation is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designation so long as this Certificate of Designation as so modified continues to express, without material change, the original intentions of the Corporation and the Holders as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The Corporation and the Holders will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). If any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings; Construction. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designation instead of just the provision in which they are found. Terms used in this Certificate of Designation and not otherwise defined herein, but defined in the Purchase Agreement or the other Transaction Documents (as defined in the Purchase Agreement), shall have the meanings ascribed to such terms in the Purchase Agreement or such other Transaction Documents as in effect on the date this Certificate of Designation is filed with the Secretary of State of the State of Nevada, unless otherwise consented to in writing by the Required Holders.

(j) Status of Converted or Redeemed Series C Preferred Stock. If any shares of Series C Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock of the Corporation and shall no longer be designated as Series C Preferred Stock.

(k) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The exercise of any right or remedy of a Holder shall not be deemed to be an election of such Holder’s rights or remedies. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holders and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate, and agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable it to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designation (including, without limitation, compliance with Section 7).

(l) Judgment Currency. If for the purpose of obtaining or enforcing judgment against the Corporation in any court in any jurisdiction it becomes necessary to convert into any other currency (the “Judgment Currency”) an amount due in U.S. dollars hereunder, the conversion shall be made at the U.S. dollar exchange rate published in The Wall Street Journal (the “Exchange Rate”) prevailing on the Trading Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of Nevada or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the “Judgment Conversion Date”). If, in the case of any proceeding referred to in clause (ii), there is a change in the Exchange Rate between the Judgment Conversion Date and the date of actual payment, the Corporation shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of U.S. dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date. Any amount due from the Corporation under this Section 11(l) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Certificate of Designation.

(m) Taxes. All payments made by the Corporation hereunder shall be made without set-off, counterclaim, withholding, deduction or other defense, and free and clear of any present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding (i) taxes imposed on the net income of a Holder by the jurisdiction in which such Holder is organized or has its principal office, (ii) taxes imposed due to the failure of the applicable recipient to provide the Corporation, when requested in writing, with any applicable valid and properly completed IRS Form W-9, W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY and (iii) taxes imposed due to the failure of the applicable recipient to comply with Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (all such non-excluded amounts, “Taxes”). If the Corporation is required to deduct or withhold any Taxes from any amount payable hereunder, (A) the amount so payable shall be increased as necessary so that after all required deductions and withholdings (including on amounts payable under this clause (A)) such Holder receives the amount it would have received had no such deduction or withholding been made, (B) the Corporation shall make such deduction or withholding and pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and (C) the Corporation shall promptly deliver to such Holder an official receipt (or other evidence reasonably satisfactory to such Holder) showing such payment. The Corporation shall indemnify and hold harmless each Holder and its affiliates and their respective officers, directors, employees, agents and advisors against any Taxes, and any stamp, documentary or similar taxes arising from any payment hereunder or from the execution, delivery, registration or enforcement of this Certificate of Designation, paid by any of them, and any liability (including penalties, interest and expenses) arising therefrom, within thirty (30) days after written demand. If any such indemnified Person determines in good faith that it has received a refund of any Taxes so indemnified, it shall pay such refund (net of its out-of-pocket expenses and without interest) to the Corporation, provided that no such Person shall be required to make any payment that would place it in a less favorable net after-tax position than it would have been in had such Taxes not been imposed, or to make its tax returns available. This Section 11(m) shall survive the conversion or redemption in full of the Series C Preferred Stock.

(n) Waiver of Notice. To the extent permitted by law, the Corporation hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Certificate of Designation and the Purchase Agreement.

(o) Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation to the applicable Holder and thus refunded to the Corporation.

Section 12. Additional Covenants. So long as any shares of Series C Preferred Stock are outstanding:

(a) Preservation of Existence. The Corporation shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b) Maintenance of Properties. The Corporation shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(c) Maintenance of Intellectual Property. The Corporation will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the intellectual property rights of the Corporation and its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(d) Maintenance of Insurance. The Corporation shall maintain, and cause each of its Subsidiaries to maintain, director and officer insurance with responsible and reputable insurance companies or associations in an aggregate amount of not less than $5,000,000. The Corporation shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(e) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Corporation (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Certificate of Designation and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holders by this Certificate of Designation, but will suffer and permit the execution of every such power as though no such law has been enacted.

(f) Taxes. The Corporation and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Corporation and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Corporation or any of its Subsidiaries), and shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Corporation or any of its Subsidiaries); provided that the Corporation and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with generally accepted accounting principles.

(g) Most Favored Nation. If the Corporation enters into any Subsequent Placement (as defined in the Purchase Agreement), or amends, modifies or waives any term of any security of the Corporation or of any agreement evidencing Indebtedness, in each case, on terms (economic or otherwise) more favorable to any Person than the terms provided to the Holders under the Transaction Documents, the Corporation shall promptly (and in any event within one (1) Business Day) notify each Holder of such terms, and, at the election of such Holder, such terms shall automatically become a part of the Transaction Documents for the benefit of such Holder without any further action by the Corporation or such Holder.

(h) Independent Investigation. At the request of any Holder either (x) at any time when a Mandatory Redemption Event or Trigger Event has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute a Mandatory Redemption Event or Trigger Event or (z) at any time such Holder reasonably believes a Mandatory Redemption Event or Trigger Event may have occurred or be continuing, the Corporation shall hire an independent, reputable investment bank selected by the Corporation and approved by such Holder to investigate as to whether any breach of this Certificate of Designation has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach has occurred, the Independent Investigator shall notify the Corporation of such breach, the Corporation shall deliver written notice to each Holder of such breach and the Corporation shall pay all fees and expenses of the Independent Investigator. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Corporation and its Subsidiaries and, to the extent available to the Corporation after it uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Corporation to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and may make such copies and inspections thereof as it may reasonably request. The Corporation shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Corporation as it may reasonably request, and shall permit it to discuss the affairs, finances and accounts of the Corporation with the Corporation’s officers, directors, key employees and independent public accountants, all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

(i) Noncircumvention. The Corporation will not, by amendment of the Articles of Incorporation or its bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all of its provisions and take all action as may be required to protect the rights of the Holders. Without limiting the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series C Preferred Stock above the Conversion Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series C Preferred Stock. If after the sixtieth (60th) calendar day after the applicable Original Issuance Date a Holder is not permitted to convert its Series C Preferred Stock in full for any reason (other than pursuant to Section 6(e)), the Corporation shall use its best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to effect such conversion into shares of Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 7th day of October, 2026.

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	Chief Executive Officer

ANNEX A NOTICE OF CONVERSION

(TO BE EXECUTED BY THE HOLDER IN ORDER TO CONVERT SHARES OF SERIES C PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Preferred Stock indicated below into Conversion Shares according to the conditions hereof, as of the date written below. No fee or tax will be charged to a Holder for any conversion. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Non-Voting Preferred Stock.

Conversion calculations:

Date to effect conversion:

Number of shares of Series C Preferred Stock owned prior to conversion: Number of shares of Series C Preferred Stock to be converted:

Stated Value of shares of Series C Preferred Stock to be converted: Number of Conversion Shares to be issued:

Applicable Conversion Price:

☐	Conversion Price: $ _____

☐	Alternate Conversion Price: $ ______

☐	Variable Price (Section 7(j)): $ ______

☐	120% of Conversion Amount applies (Mandatory Redemption Event / Trigger Event (Section 6(d)(ii))

Number of shares of Series C Preferred Stock subsequent to conversion:

ANNEX B ACKNOWLEDGMENT

The Corporation hereby (a) acknowledges this Notice of Conversion, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Corporation of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs the Transfer Agent to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated________________, 20 ___from the Corporation and acknowledged and agreed to by_________________________________.

NEXTNRG, INC.

By:
Name:
Title: